EXHIBIT 99.2

EDISON INTERNATIONAL LOGO                                 Edison Mission Energy

FOR IMMEDIATE RELEASE
                                                        Contact:  James V. Iaco
                                                                 (949) 798-7826
                             World Wide Web Address:  http://www.edisonnews.com

                      Edison International Unit To Acquire
                    Generating Assets of Commonwealth Edison
                Environmental Controls at Acquired Plants Will Be
                  Upgraded Following Completion of Transaction

     ROSEMEAD, Calif. March 23, 1999--Edison International (EIX) announced today that its wholly owned independent power subsidiary will acquire all the fossil-fuel generating assets of Commonwealth Edison. The company will pay approximately $5 billion for a package of coal and gas-fired electricity generating facilities with a total capacity of 9,772 megawatts. The transaction is expected to close by year-end 1999.

     John E. Bryson, chairman and chief executive officer of Edison International, said the plants have excellent access to attractive markets in the Midwest and will continue to provide power to meet the needs of northern Illinois. "These assets represent some of the most competitive generation in the region," he said. The acquisition complements the recent acquisition of the Homer City Generating station in the Mid-Atlantic region, giving us a strong generation presence across the United States."

     In conjunction with the acquisition, Edison Mission Energy, the Edison International subsidiary that will own and operate the facilities, will invest additional capital in the plants to upgrade pollution controls, extend plant life, improve reliability and reduce generation cost. Fueled with low-sulfur coal from Wyoming's Powder River Basin, the coal facilities already meet stringent environmental standards for sulfur dioxide emissions.

     "As with all the plants we own, strong environmental performance will be one of our key objectives," said Edward R. Muller, president and chief executive officer of Edison Mission Energy. "We will invest more than $200 million in environmental enhancements. Our key goal in upgrading pollution controls on these plants is to reduce nitrogen oxides (NOx). We will achieve better than a 50 percent initial reduction in NOx

                                     -MORE-

COMMONWEALTH EDISON
Page 2 of 2

within three years of assuming control of these plants." Muller also noted that the investments will continue efficiency enhancements begun by Commonwealth Edison in 1997.

     Chase Securities Inc. acted as financial advisor to Edison Mission Energy.

     Edison International is a world leader in energy production, distribution, research and technology, capital financing and the marketing of consumer products and services. Headquartered in Rosemead, California, Edison International is the parent company of Southern California Edison, Edison Enterprises, Edison Capital and Edison Mission Energy.

     Edison Mission Energy specializes in the development, acquisition, construction management and operation of global power production facilities. As one of the world's leading global power producers, Edison Mission Energy's investments include 48 projects currently operating in Australia, Spain, the United Kingdom and the U.S. and five plants under construction in Indonesia, Italy, Thailand, Turkey and the U.S. (Puerto Rico). In total, these projects represent nearly 12,400 megawatts of generating capacity.

                                      # # #

     Edison Mission Energy is not the same company as Southern California Edison
(SCE), the utility, and is not regulated by the California Public Utilities Commission. You do not have to purchase Edison Mission Energy products in order to continue to receive quality regulated services from SCE.